UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549
FORM 4
          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( )  Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1.  Name and Address of Reporting Person
    Mosier, Deborah D.

    4915 Loper Avenue
    Stillwater, OK 74074
    USA
2.  Issuer Name and Ticker or Trading Symbol
    TMS, Inc./TMSS

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Statement for Month/Year
    March 2000

5.  If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ( ) Director ( ) 10% Owner (X) Officer (give title below) ( )
    Other
     (specify below)
    President
7.  Individual or Joint/Group Filing (Check Applicable Line)
    (X) Form filed by One Reporting Person
    ( ) Form filed by More than One Reporting Person



_______________________________
  Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially owned
______________________________________________________________________________________________________________________
1. Title of  |2.           |3.             |4.Securities Acquired     |5.Amount of    |6.Dir     |7.Nature of Indirect
Security                                   |(A)
             |Transaction  |Transaction    |or Disposed of (D)        |Securities     |ect       |Beneficial Ownership
             |Date         |Code           |                          |Beneficially   |(D)or     |
             |             |       |       |         |(A)|/   |       |Owned at       |Indir     |
             |             |Code   |V      |Amount   |(D)     |Price  |End of Month   |ect(I)|   |
______________________________________________________________________________________________________________________
             |             |       |       |         |        |       |               |          |
             |03/31/00     |A      |       |1,000    |        |       |8,000          |D         |
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______________________________________________________________________________________________________________________
________________________________________________________________________________
___________________________________________________
  Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned
__________________________________________________________________________________________________________________________________
1.Title of  |2.Con-   |3.          |4.           |5.Number  |6.Date        |7.Title     |8.Price  |9.Number     |10.    |11.Nature
Derivative                                       |of De     |Exer          |and Amount                                  of
  Security  |version  |Transaction |Transaction  |rivative  |cisable and   |  of        |of Deri  |of Deriva    |Dir    |Indirect
                                                 |Secu                     |Underlying
            |or Exer  |Date        |      |      |rities    |Expiration    |Securities  |vative   |tive         |ect    |Beneficial
                                                 |Acqui
            |cise     |            |      |      | red(A)   |Date(Month/   |            |Secu     |Securities   |(D)|
                                                 |or Dis                                                        |Owner
                                                                                                                |ship
            |Price    |            |      |      |posed     |Day/Year)     |            |rity     |Benefi       |or
            |of                                  |of(D)
            |Deriva-  |(Month/     |      |      |          |Date   |Expi  |Title       |Amount   |ficially     |Ind
                                                                    rat-                |or
            |tive     |Day/        |      |      | (A)|/    |Exer-  |ion   |            |Number   |Owned at     |ire
            |Secu-    |Year)       |      |      | (D)      |cisa-  |Date  |            |of       |End of       |ct
                                                                                        |Shares
            |rity     |            |Code  |V     |          |ble    |      |            |         |Month        |(I)
______________________________________________________________________________________________________________________________
            |         |            |      |      |     |    |       |      |            |         |150,000      |D      |
Stock
Option
 (right to  |         |            |      |      |     |    |       |      |            |         |             |       |
buy)
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            |         |            |      |      |     |    |       |      |            |         |             |       |
            |         |            |      |      |     |    |       |      |            |         |             |       |
            |         |            |      |      |     |    |       |      |            |         |             |       |
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Explanation of Responses:
SIGNATURE OF REPORTING PERSON
/s/ Deborah D. Mosier
March 31, 2000